Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contacts: Joel L. Thomas
(919) 379-4300

Alliance One International Reports Improved Fiscal Year 2012 Results

Morrisville, NC - June 13, 2012 - Alliance One International, Inc. (NYSE: AOI) today announced improved results for its fiscal year ended March 31, 2012 driven by revenue, operating margin and net income growth.

Fiscal Year Results

For the year ended March 31, 2012, the Company reported net income of $29.5 million, or $0.34 per basic share, compared to a net loss of $71.6 million, or ($0.81) per basic share last year.

Fourth quarter revenue was a record $780.8 million, a $259.1 million increase over last year and Operating Income for the period also improved $37.8 million to $50.2 million. Compared to last year, full year revenue increased $56.7 million to $2,150.8 million and operating income increased 16.5% to $154.8 million despite an extremely difficult trading environment. The decrease in Other Income of $21.7 million, driven by reduced assets sale gains this year, was offset by a $22.5 million decrease in restructuring costs compared to last year. Operating Income improvements were achieved even though we experienced a $2.7 million increase over last year in FCPA related monitor costs totaling $6.1 million this year that once complete will provide further cost reduction. In addition, $2.7 million of Alert related expense this year will not recur following sale of this asset and a retained economic interest. Despite the increased monitor expense, our cost and efficiency improvements clearly are taking hold with a $10.3 million selling, general and administrative (“SG&A”) improvement to $147.6 million, when compared to last fiscal year. We expect full realization of many of these actions to favorably impact our income statement during next fiscal year. Tax expense of $25.0 million was impacted by increases in unrecognized tax benefits, exchange rates and was significantly higher than our cash taxes of $17.2 million.

Mr. Kehaya, Chief Executive Officer said, “Our improved cost structure is establishing a stronger market position, allowing us to invest in better agronomy support for our growers and providing better value to our customers. We will continue to aggressively address cost reduction opportunities, focus on optimizing supply chain efficiencies and further strengthening ties to our customer base. Consistent with this strategy, we plan on investing in our business to continue strengthening our position and improving our cost structure. Our decision making is driven by data analysis, combined with appropriate return timing and metrics. During fiscal year 2012 we deployed $43.8 million on capital projects that included strategic initiatives that position us for further future growth in key markets with increased business across our diverse customer base. Continued plan execution has improved our financial performance versus last year and should continue as we work to deliver enhanced shareholder value.

Mr. Kehaya concluded, “Our sales and operating teams around the world worked exceptionally hard to execute and deliver on the restructuring plan that we laid out in December of 2010. I am confident that over the next 12-24 months our teams around the world will continue to complete many of the longer term initiatives that we started over the last 18 months. The Company today is very well positioned to leverage its new strategic position in the industry and deliver value to our suppliers, customers and

Alliance One International, Inc.

shareholders. It has been a great privilege and pleasure to work with our talented teams around the world and I want to thank them for all of their dedication, hard work and accomplishments. It has been a truly transformational year for the company which could not have been completed as successfully without all of their hard work.”

Mr. Sikkel, President, remarked, “While we have operated in an oversupply situation the last two years, we have taken significant measures to modify our business model to maximize future opportunities. We see demand for tobacco growing and have repositioned our company with a significantly better cost structure and improved efficiencies to leverage that growth. These should lead to improved revenues and profitability. Current market dynamics continue to evolve and we are experiencing a significant supply tightening with particular emphasis in higher quality tobaccos globally.

Mr. Sikkel continued, “Our balance sheet is strategically positioned to meet this tightening supply situation with inventories at March 31, 2012 of $839.9 million, a 4.9% increase compared to last fiscal year end, with lower uncommitted inventory levels that are well within our stated range of $50-$150 million. Our enhanced agronomy programs focus on sustainable supply security, as well as improving farmer income and efficiencies. This focus helps our customers meet their quality and volume requirements, which in turn creates growth opportunities. Combined with continued emphasis on efficiency and cost improvements that include strategic capital allocation, these should position our company to deliver improved shareholder value as we move to the future.”

Performance Summary for Fiscal Year 2012

The following is a brief overview of our financial results for the year ended March 31, 2012.  For additional information and a more detailed discussion of these results, please refer to our Annual Report on Form 10-K filed on June 13, 2012.

Total sales and other operating revenues increased 2.7% to $2,150.8 million when compared to the prior year. Tobacco sales increased $21.2 million despite lower green costs for the fiscal 2012 crop, which were passed on to our customers this year and the assignment of approximately 20% of our tobacco suppliers contracts in Brazil last year to Philip Morris International. Processing and other revenues increased $35.5 million from long-term processing agreements in Brazil and other countries as we expand and leverage our processing assets further. Gross profit increased 3.9% to $287.7 million primarily due to improved factory efficiencies, product mix and the non-recurrence of lower of cost or market inventory adjustments that occurred last year. Gross profit as a percentage of sales increased from 13.2% in 2011 to 13.4% this year.

SG&A expenses decreased 6.5% to $147.6 million compared to the prior year driven mainly by reduced compensation costs as a result of our restructuring initiatives and the non-recurrence of certain reserves last year. Partially offsetting decreased SG&A was increased independent monitor costs of $2.7 million as the monitor review completes its second year. Other operating income was $15.7 million in 2012 and $37.4 million last year, the decrease primarily driven by asset gains in Brazil. In the prior year, we began several strategic initiatives in response to shifting supply and demand balances and evolving customer business models. While nearing completion, these initiatives resulted in restructuring and asset impairment charges of $1.0 million in 2012 and $23.5 million last year. As a result of increased sales and margins and lower SG&A costs, operating income increased 16.5% to $154.8 million when compared to the prior year. Our net interest costs that include interest expense, interest income and debt retirement expense were consistent with the prior year, while cash interest cost decreased 2.1% to $89.2 million. As a result our pretax income increased 64.9% to $54.2 million this year.

Alliance One International, Inc.

Our effective tax rate decreased from 327.1% in 2011 to 46.2% in 2012. Our effective rates in both years vary significantly from the statutory tax rate due to foreign income tax rates that are lower than the U.S. rate, permanent differences related to local goodwill amortization, exchange gains and losses and currency translation adjustments, and changes to valuation allowance on deferred tax assets. The significant decrease in the tax rate in 2012 is primarily due to a prior year increase in the valuation allowance on U.S. deferred tax assets of $108.5 million. The effective tax rate varied from the statutory rate in 2012 mainly due to increases in unrecognized tax benefits, exchange effects and currency translation.

South America Region

Tobacco revenues decreased $111.5 million or 15.7% primarily due to decreased quantities sold and reduced average sales prices. The change in volume is mainly attributable to the assignment of tobacco suppliers in Brazil in the prior year and a change in customer mix that resulted in sales commitments for the fiscal 2012 crop that will not be shipped until next year. The decrease in average sales price is primarily due to lower green costs for the fiscal 2012 crop that have been passed on to the customer. The fiscal 2012 crop is larger than normal but of lower quality, which lowered green costs even though exchange rates appreciated. Partially offsetting the decrease in tobacco revenues is a $20.1 million increase in processing and other revenues mainly driven by additional long-term processing contracts. Gross profit decreased $13.2 million mainly due to lower revenues from lower green costs passed on to our customers, product mix and the exchange rate impact on foreign denominated processing costs. Partially offsetting the decrease in gross margin is the non-recurrence of lower of cost or market inventory adjustments last year and recoveries of prior unrecovered tobacco supplier advances resulting from the larger crop size this year. Gross margin as a percentage of sales remained consistent with the prior year.

Other Regions

Tobacco revenues increased $132.7 million or 10.0% primarily due to an increase in average sales prices partially offset by a decrease in quantities sold. Although lower green costs in Africa were passed on to customers, average sales prices increased overall mainly driven by product mix and decreased Asian byproducts sales that occurred last year due to market opportunities. Volume decreases, mainly in Asia, were partially offset by larger African crops and shipments in the current year that had been delayed from last year. Processing and other revenues increased $15.4 million primarily as a result of increased customer requirements in North America. Gross profits increased $24.1 million in 2012 compared to 2011 mainly due to non-recurring lower of cost or market inventory adjustments, improved factory efficiencies and the impact of exchange rates on foreign denominated processing costs. Gross profit as a percentage of sales remained consistent with the prior year.

Liquidity and Capital Resources

As of March 31, 2012, available credit lines and cash were $720.1 million comprised of $119.7 million in cash and $600.4 million of credit lines including $6.7 million exclusively for letters of credit, all consistent with our internal expectations.

Fiscal Year 2012 Financial Results Investor Call

The Company will hold a conference call to report financial results for its fiscal year ended March 31, 2012, on June 14, 2012 at 8:00 A.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

Alliance One International, Inc.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 A.M. ET Thursday, June 14 through 11:00 A.M. ET Tuesday, June 19. To access the replay, dial (888) 203-1112 within the U.S. or (719) 457-0820 outside the U.S., and enter access code 1801643. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI's results to differ materially from those described in forward-looking statements can be found in AOI's Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC's Internet site (http://www.sec.gov).

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Alliance One International, Inc.

STATEMENTS OF CONSOLIDATED OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)	2012	2011
Sales and other operating revenues	$ 2,150,767	$ 2,094,062
Cost of goods and services sold	1,863,115	1,817,243
Gross profit	287,652	276,819
Selling, general and administrative expenses	147,558	157,920
Other income (expense)	15,725	37,442
Restructuring charges	1,006	23,467
Operating income	154,813	132,874
Debt retirement expense	-	4,584
Interest expense	106,804	102,696
Interest income	6,149	7,255
Income before income taxes and other items	54,158	32,849
Income tax expense (benefit)	25,039	107,460
Equity in net income of investee companies	72	2,463
Net income (loss)	29,191	(72,148)
Less: Net income (loss) attributable to noncontrolling interests	(260)	(597)
Net income (loss) attributable to Alliance One International, Inc.	$ 29,451	$ (71,551)
Comprehensive income:
Net income (loss)	$ 29,191	$ (72,148)
Currency translation adjustment	(1,546)	2,297
Pension adjustment, net of tax expense (benefit) of $420 in 2012 and $26 in 2011	(15,324)	(2,789)
Total comprehensive income (loss)	12,321	(72,640)
Comprehensive income (loss) attributable to noncontrolling interests	(260)	(615)
Total comprehensive income (loss) attributable to Alliance One International, Inc.	$ 12,581	$ (72,025)

Basic Earnings (Loss) Per Share
Net income (loss)	$ 0.34	$ (0.81)

Diluted Earnings (Loss) Per Share
Net income (loss)	$ 0.30	$ (0.81)